                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

                                       FOR

                             CHIEF EXECUTIVE OFFICER

                  THIS AGREEMENT, dated as of the 28th day of March, 1999, by and among Citizens Bancshares of Southwest Florida, Inc., a Florida corporation (the "Employer"), Citizens National Bank of Southwest Florida (Proposed), a proposed national bank to be organized under the laws of the United States (the "Bank") (the Employer and the Bank are collectively referred to herein as the "Employer"), and Michael L. McMullan, ("Executive").


                              W I T N E S S E T H:


                  WHEREAS, the directors of the Employer, as organizers of the Bank, are seeking approval from the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") to charter a national bank in Collier County, Florida; and


                  WHEREAS, as of the date of this Agreement the Employer has obtained preliminary approval from the OCC and is currently seeking approval from the FDIC;


                  WHEREAS, Executive is willing to assist the directors of the Employer in the organization of the Bank and to become the Chief Executive Officer of the Bank and the Employer in accordance with the terms and conditions hereinafter set forth;


                  NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

                  1. EMPLOYMENT. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

                  2. TERM. Unless earlier terminated under the provisions of this Agreement the term of employment of Executive under this Agreement shall be the three-year period


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commencing on April 28, 1999 ("Commencement Date"), and ending on
February 28, 2002.

                  3. COMPENSATION. For all services to be rendered by Executive during the term of this Agreement, Employer agrees to pay Executive in accordance with the terms outlined in Exhibit "A" net of applicable withholdings.

                  4. TITLE AND DUTIES. Executive shall serve as Chief Executive Officer of the Bank commencing on the Commencement Date. Executive's duties are described on attached Exhibit "B".

                  5. EXTENT OF SERVICES. Commencing on the Commencement Date, Executive shall devote his full business time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other career which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours. However, Executive may invest his assets in such form or manner as Executive so desires, so long as such investments do not require his services during normal business hours in the operation of the affairs of the companies in which such investments are made. Executive shall notify Employer of any significant participation by him in any trade association or similar organization.

                  6. EXPENSES. Executive may incur reasonable expenses for promoting the business of the Bank, including expenses for entertainment, travel, and similar items. Executive will be reimbursed for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures. Executive's reimbursable expenses are further detailed on Exhibit "A".

                  7. VACATIONS. Executive shall be entitled each year to a vacation in accordance with the personnel policy established by the Bank's Board of Directors, during which


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time Executive's compensation shall be paid in full. Executive's vacation allowance is further detailed on Exhibit "A".

                  8. EXECUTIVE BENEFITS. Without limiting or reducing any of the Executive's rights and benefits available to Executive as an employee under state and/or federal law, so long as Executive is employed, Executive will be entitled to participate in the employee benefit programs offered to Employer's employees and covering the Executive's employment and duties including, without limitation, those rights and benefits described in Exhibit "A" of this Agreement.

                  9. CONFIDENTIALITY. In Executive's position as an employee of Employer, Executive has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires as a condition to Executive's employment with Employer that Executive agrees to certain restrictions as set forth below on Executive's use of the proprietary information and valuable relationships developed during Executive's employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

                           9.1      Employer and Executive mutually agree and
acknowledge that Employer may entrust Executive with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Executive acknowledges that during Executive's employment by the Employer, he shall bear a responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Executive's duties hereunder, as an essential incident of Executive's employment with Employer.


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                           9.2      For the purposes of this Section, the
following definitions shall apply.

                           9.2.1    "TRADE SECRET" shall mean the identity of
customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which is defined as a "trade secret" under Florida law.

                           9.2.2    "CONFIDENTIAL INFORMATION" shall mean any
data or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer (as hereunder defined), the details of this Agreement, Employer's business plans and financial statements and projections, and the costs of the services Employer may offer or provide to the customers they serve, to the extent such information is material to Employer and not generally known by the public.

                           9.2.3    "BUSINESS OPPORTUNITIES" shall mean any
specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.


                           9.2.4    Notwithstanding the definitions of Trade
Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, Business Opportunities and the information generally subject to this Paragraph 9 and its subparts shall not include any information:


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                                    (i)      that is or becomes generally known
to the public;

                                    (ii)     that is already known by Executive
or is developed by Executive after termination of employment through entirely independent efforts;

                                    (iii)    that Executive obtains from an
independent source having a bona fide right to use and disclose such information;

                                    (iv)     that is required to be disclosed by
law, except to the extent eligible for special treatment under an appropriate protective order; or

                                    (v)      that Employer's Board of Directors
approves for release.

                           9.3      Executive shall not, without the prior
approval of Employer's Board, during his employment with Employer and for a period of one (1) year from the last day of his providing full services under his employment with the Employer use or disclose, to any unauthorized person who is not an employee of Employer, any Trade Secrets and/or Confidential Information of Employer, its subsidiaries or affiliates, or of any other person or entity making Trade Secrets and/or Confidential Information available for Employer's use unless said Trade Secrets and/or Confidential Information ceases to be a Trade Secret and/or unless the Employer ceases to do business in Collier County, Florida, in which case these restrictions on disclosure and use shall not apply.

                  10. OBSERVANCE OF SECURITY MEASURES. During Executive's employment with Employer, Executive is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of Employer.


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                  11.      CHANGE IN CONTROL OF THE EMPLOYER.

                           11.1     In the event of a "change in control" of the
Employer, as defined hereinafter, Executive shall be entitled at any time up to thirty (30) days prior to the date of closing of the transaction (the "Election Date") which will affect such change in control (the "Change-in-Control Date") and at his election, to give written notice to Employer of termination of this Agreement, and Executive shall be paid, in addition to all accrued but unpaid Base Salary (which is to be paid as earned) and Performance Bonuses (which are to be paid as provided in this Agreement), a lump sum cash payment in the amount stated in Paragraph J of Exhibit "A" (the "Change-in-Control Payment"). The Change-in-Control payment provided for in this Section 11.1 shall be unconditional and without setoff of any kind and paid in cash, not later than ten (10) days after the date of notice of termination by Executive under this
Section 11.1 or on the Change-in-Control Date, whichever is later provided; however, that such Change-in-Control Payment shall in no event be paid later than ninety (90) days from the date of the notice of termination by Executive. Additionally, the Change-in-Control Payment shall be made to Executive as a condition precedent to the closing of the transaction which will effect the change in control, and prior to the Change-in-Control Date Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Executive's rights and Employer's obligations under this Agreement, including without limitation this paragraph, and without effecting Employer's obligations to pay Executive hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Executive for such part of the Change-in-Control Payment as has not been paid by the Employer as of the Change-in-Control Date.

                           11.2     In addition to the foregoing and
notwithstanding any provision to the contrary or otherwise in this Agreement, in the event of a change in control of Employer (as defined hereinafter), all options and other stock rights of the Executive, whether under this Agreement or otherwise (including, but not limited to the accrual of stock options not yet issued


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to Executive, but to which Executive is entitled), shall be automatically and without further documentation immediately vest in executive, and Executive shall have the immediate and unfettered right to take any and all actions as Executive shall deem appropriate with regard to said options and/or rights, including without limitation the immediate right to receive unissued, but accrued stock options, exercise stock options and/or transfer or sell stock. Employer shall take all actions necessary to immediately issue any stock options which have accrued but have not yet been issued.

                           11.3     If Executive elects to terminate this
Agreement pursuant to this Section 11, then Executive shall further be entitled, in lieu of the receipt of shares of Common Stock of the Employer issuable upon exercise of Executive's stock options, whether such options arose under this Agreement or otherwise, to receive from Employer an amount in cash or Common Stock of the Employer (or any combination thereof) as Executive shall in his sole discretion designate (hereinafter "like-kind election") equal to the excess of the fair market value (hereinafter defined) as of the Change-in-Control Date of each share of Common Stock over the exercise price(s) of each share represented by Executive's options, times the number of shares of Common Stock represented by such options. The "fair market value" of each share of the Common Stock shall be equal to the higher of (i) the value as determined by the Board of Directors of the Employer if there is no organized trading market for the shares at the time such determination is made, or (ii) the closing price per share as of the date of the like-kind election (or the average of the bid and asked prices if no closing price is available) on any nationally recognized securities exchange or association on which the Employer's shares may be quoted or listed, or (iii) the highest per share price actually paid for Common Stock in connection with any change in control of the Employer, or (iv) the book value of the shares of the Common Stock as determined by Sheshunoff or Keefe, Bruyette and Woods, or similarly qualified entity or (v) the price being paid for each share of Common Stock as part of the Change-in-Control. The payment provided for in this Section 11.2 shall be paid in full not later than ten (10) days after the date of the Change-in-Control Notice


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by Executive under this Section 11 or on the Change-of-Control Date, whichever is later.

                           11.4     For purposes of this Section 11, "change in
control" of the Employer shall mean the first to occur of any one or more of the following:

                                    (i)      any transaction, whether by merger,
                                             consolidation, asset sale,
                                             recapitalization, reorganization,
                                             combination, stock purchase, tender
                                             offer, reverse stock split, or
                                             otherwise, which results in the
                                             acquisition of, or beneficial
                                             ownership (as such term is defined
                                             under rules and regulations
                                             promulgated under the Securities
                                             Exchange Act of 1934, as amended)
                                             by, any person or entity or any
                                             group of persons or entities acting
                                             in concert, of 50% or more of the
                                             outstanding shares of Common Stock
                                             of the Employer, or

                                    (ii)     the sale of all or substantially
                                             all of the assets of the Employer;
                                             or

                                    (iii)    the liquidation of the Employer or
                                             a material amount of Employer's
                                             assets; or

                                    (iv)     the takeover or control of all or
                                             substantially all of the operations
                                             of Employer through any of the
                                             means specified in 11.4 (i) above;
                                             or

                                    (v)      the approval by the Board of
                                             Directors and the holders of a
                                             majority of the Common Shares then
                                             outstanding of any of the events or
                                             transactions listed in 11.4 (i) -
                                             (iv) above.


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                  12.      RETURN OF MATERIALS Upon the termination of his
employment with Employer, Executive shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Executive's services hereunder or containing Trade Secrets or Confidential Information, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with Employer.

                  13. SEVERABILITY. Executive acknowledges and agrees that the covenants contained in Sections 9 through 12 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Executive, and that the existence of any claim, suit or action by Executive against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer's enforcement of any covenant contained in Sections 9 through 12 of this Agreement. Likewise, the existence of any claim, suit and/or action by Employer against Executive, whether predicated on this or any other agreement, shall not act as, constitute or permit a setoff or defense to Employer's obligations under this Agreement.

                  14. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that except as otherwise stated, the covenants contained in Sections 9 and 12 of this Agreement shall survive any termination of employment, as applicable, with or without Cause, at the instigation or upon the initiative of either party. Executive further acknowledges and agrees that the ascertainment of damages in the event of Executive's breach of any covenant contained in Sections 9 and 12 of this Agreement would be difficult, if at all possible. Executive therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of


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competent jurisdiction enjoin Executive from committing any such breach of the covenants stated in paragraphs 9 and 12.

                  15.      TERMINATION.

                           15.1     FOR CAUSE. This Agreement may be terminated
for any of the following reasons by the Board of Directors of the Employer
"for cause," but only after giving Executive written notice of the Board's intent to terminate Executive setting forth all matters constituting "cause" and further giving thirty (30) days or, if cure is not able to be completed in thirty (30) days, (or, if cure is not able to be completed in thirty (30) days after the exercise of due diligence, such longer period as is reasonably necessary), to cure the matters giving rise to the "for cause" termination:

                                    (i)      gross negligence or willful
                                             misconduct of Executive materially
                                             damaging to the business of the
                                             Employer during the term of this
                                             Agreement, or at any time while he
                                             was employed by the Employer prior
                                             to the term of this Agreement, if
                                             not disclosed to the Employer prior
                                             to the commencement of the term of
                                             this Agreement; or

                                    (ii)     conviction of Executive during the
                                             term of this Agreement of a crime
                                             involving breach of trust or moral
                                             turpitude.

                           In the event that the Employer discharges Executive
alleging "cause" under this Section 15.1 and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 15.2 hereof. In the event that Executive fails to cure those matters giving rise to the "for cause" termination, then upon Employer's discharge of Executive for "cause" under this Section 15.1, such notice of discharge shall be accompanied by a written and specific description of the circumstances constituting such "cause" (hereinafter "Notice of Discharge.")


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                  Upon termination for cause, Executive shall be paid not later than the thirtieth day following the date of the written notice of discharge for cause, without setoff or deduction all accrued but unpaid Base Salary and Performance Bonuses, and Executive shall further have those rights stated in
Section 15.3 below.

                           15.2     WITHOUT CAUSE.

                                    (i)      The Employer may, upon thirty (30)
                                             days' written notice ("Notice of
                                             Termination") to Executive,
                                             terminate this Agreement without
                                             cause at any time during the term
                                             of this Agreement upon the
                                             condition that Executive shall be
                                             paid without setoff or deduction
                                             (i) all Base Salary and Performance
                                             Bonuses accrued, but not yet paid,
                                             plus, (ii), as liquidated damages
                                             in lieu of any claim by Executive
                                             for damages arising out of early
                                             termination an amount equal to the
                                             Change-in-Control Payments as
                                             provided in Paragraph J of Exhibit
                                             "A" hereof, and Executive shall
                                             have the right to a like-kind
                                             election as described in 11.3
                                             above; provided, however, that for
                                             purposes of determining the fair
                                             market value of Common Stock, such
                                             fair market value shall be
                                             determined as of the date of Notice
                                             of Termination without cause of
                                             this Agreement given by the
                                             Employer to Executive.
                                             Additionally, in the event of a
                                             without cause termination,
                                             Executive shall have all of the
                                             rights and benefits provided for in
                                             Section 15.3 below.

                                                 The payment provided for in
                                             this Section 15.2 shall be made to
                                             Executive not later than the
                                             thirtieth day following the date


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                                             of the Notice of Termination of
                                             employment of Executive. In the
                                             event of termination by Employer
                                             without cause, Employer shall have
                                             no right to enforce the terms and
                                             conditions of the non-competition
                                             and non-solicitation covenants in
                                             Section 17 hereof and such
                                             provisions shall not be binding
                                             upon Executive.

                                    (ii)     Executive may upon thirty (30)
                                             days' written notice ("Notice of
                                             Termination") to Employer terminate
                                             this Agreement without cause at any
                                             time during the term of this
                                             Agreement. In the event of
                                             termination of this Agreement by
                                             Executive, then Executive shall
                                             have all of the same rights that
                                             Executive would have had if
                                             Employer had terminated without
                                             cause except that the Employer
                                             shall have no obligation to pay to
                                             Executive an amount equal to the
                                             Change-in-Control Payment. However,
                                             Employer shall be obligated to pay,
                                             within thirty (30) days of
                                             Additionally, Executive's notice of
                                             termination without cause all Base
                                             Salary and Performance Bonuses
                                             accrued, but not yet paid to
                                             Executive, and the Employer shall
                                             be entitled to enforcement of the
                                             non-competition and
                                             non-solicitation covenants
                                             contained in Section 17 hereof.
                                             Additionally, Executive shall have
                                             and retain those rights specified
                                             in Section 15.3 below.

                                    15.3     In the event this Agreement is
                                             terminated with or without cause,
                                             and, if without cause whether by
                                             Executive or by the


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                                             Employer, all of the Executive's
                                             stock options including any options
                                             which have accrued but not yet been
                                             issued to Executive ("Accrued
                                             Options"), and any unexercised
                                             portion thereof, granted pursuant
                                             to this Agreement or otherwise
                                             whether or not vested on the date
                                             of termination, may be exercised by
                                             Executive within thirty (30) days
                                             from the date of termination, at
                                             which time all such options that
                                             have not been so exercised shall
                                             expire; provided, however, that in
                                             the case of Accrued Options,
                                             Executive shall have 30 days from
                                             the date of issuance of the options
                                             to exercise the same.

                  16. DEATH OR DISABILITY. In the event of Executive's disability or death, Executive shall have all of the same rights as if he had been terminated "without cause" and Employer shall pay to Executive (in the case of disability) or (in the case of death), Executive's designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate those amounts specified under Section 15.2 (i) and (ii) above for a "without cause" termination and Executive shall also have all of the benefits provided under
15.3 except that in the case of disability or death, all unvested options shall immediately vest, and the time for exercising the options shall be within 365 days from the date of disability (as defined below) or death. In the event of a change in control of the Employer after Executive's death or disability as defined herein, Executive or Executive's designated beneficiary or his estate, as the case may be, shall be entitled to the rights, payments, and benefits of Sections 11.1, 11.2 and 11.3 hereof. The Employer may maintain insurance on its behalf to satisfy in whole or in part the obligations of Employer under this
Section 16.

                  16.1     DISABILITY - means:

                           (i)   Solely due to injury or Sickness and for a
consecutive period of ninety (90) days:

                                 (a)  your ability to work is restricted,
resulting in the Loss of Earnings; or
                                 (b)  you are unable to perform the substantial
and material duties of your regular occupation in which you were engaged just prior to the Disability; or
                                 (c)  your state licensing board has restricted
your ability to perform your occupation as a health care practitioner as a result of testing positive on a human immunodeficiency virus test; and

                                 (d)  your Loss of Earnings is 20% or more of
your Prior Earnings.
                           (ii)  You are receiving care from a Doctor which is
appropriate for the condition causing your Disability. We will waive this requirement when continued care would be of no benefit to you.

                                 If a Disability is caused by more than one
injury or Sickness, we will pay benefits as if the Disability were caused by only one injury or Sickness.

                  16.2 DOCTOR - means a medical practitioner who is legally licensed to practice under state law, and not yourself, the Owner, or the Loss Payee.
                  16.3 EARNINGS - means income you earn for labor or services performed. This includes salary, wages, fees, draws, commissions, and other compensation (excluding Stock Options) you receive. If you are self-employed, this is not income after deducting your normal and customary business expenses. These expenses must be reasonable and must not exceed expenses before Disability began. They must be deductible for Federal Income Tax purposes.

                  16.4 Identifiable contributions for you to any tax qualified retirement, annuity, salary reduction, or deferred compensation plan, whether employer sponsored or individually owned, or to any non-qualified deferred compensation plan are considered Earnings if they are:

                           (i)   Made either by you or on your behalf; and
                           (ii)  Not waived by contract during your Disability.

                  16.5     During any period Earnings:

                           (i)   Will include all income for services performed
during that period, whether or not received; but

                           (ii)  Will not include income for services performed
prior to that period, regardless of when received.

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                  17.      NON-COMPETITION AND NON-SOLICITATION.

                           17.1     Executive acknowledges that he has performed
services or will perform services hereunder which directly affect Employer's business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

                           17.2     In the event of termination of employment
under this Agreement pursuant to Section 15 prior to the expiration of the term of this Agreement, Executive agrees with Employer that through the actual date of termination of the Agreement, and for a period of twelve (12) months after such termination date, Executive shall not, without the prior written consent of Employer, within Collier and Lee County, Florida either directly or indirectly, serve as an officer, independent contractor, employee, Director of any bank, bank holding company or other financial institution.

                           17.3     The covenants of Executive set forth in this
Section 17 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. Further, each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 17 are cumulative to each other and to all other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.


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Should any covenant, term, or condition contained in this Section 17 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 17 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 17 shall not affect the validity of any other provision in this
Section 17 or elsewhere in this Agreement.

                           17.4     Notwithstanding anything to the contrary in
this Section 17, this Agreement or otherwise, in the event that Employer ceases to operate as a Bank in Collier County, then the provisions of Section 17.1 -
17.3 shall no longer apply to Executive.

                  18. NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of Employer.

                  19. WAIVER OF BREACH. The waiver by Employer or Executive, as the case may be, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of Employer or Executive, as the case may be.

                  20. ASSIGNMENT. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

                  21. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

                  22. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior


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agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.




                                       EMPLOYER



Dated:  4/28/99                        /s/ Joe B. Cox
      -------------                    ----------------------------------------






                                       EXECUTIVE



Dated:  4/28/99                        /s/ Michael L. McMullan
      --------------                  ----------------------------------------




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                                   EXHIBIT "A"


                             EXECUTIVE COMPENSATION


                                       FOR


                             CHIEF EXECUTIVE OFFICER


A. SALARY. For all services rendered by Executive, Executive shall receive a minimum annual base salary of $140,000.00 ("Base Salary"), payable in equal semi-monthly installments during the term of this Agreement. Base Salary payments shall be subject to withholding and other applicable taxes. Annual salary reviews shall take place on each anniversary of this Agreement during the term hereof.

B. BONUS. Beginning December 31, 1999, and at the end of each calendar year of the Employer, in addition to Executive's Base Salary, Executive shall be paid performance bonuses ("Performance Bonuses") based upon good faith written annual goals for Executive established with Executive's input by the Board of Directors and given to the Executive at least 30 days before January 1st of the year for which the goals apply (hereinafter "Performance Goals") except that for the year 1999, such goals shall be established and given to Executive by no later than March 31, 1999. The payment of Performance Bonuses pursuant to this Section (B) shall be contingent upon the following:

         (a) As of the calendar year end in question, the overall condition of the Bank must be "satisfactory" in the opinion of the OCC as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Bank shall not be less than a "3"; and

         (b) As of the calendar year end in question, the Bank shall be "adequately capitalized" as defined under regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991; and


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

         (c)      The Bank shall be profitable, and

         (d)      No bonus shall exceed 40% of the Executive's Base Salary.

                  When the contingencies stated in sub-paragraphs B (a), (b) and
(c) above have been met, but in no instance beyond 45 days from each calendar year-end, the Employer shall set the Performance Bonus amounts based upon the following criteria:

                  1.  Goals being set by the Board of Directors and goals met;

                  2.  Deposit goals set by the Board of Directors and goals met;

                  3.  Loan goals set by the Board of Directors and goals met;

                  4   Expense control goals set by the Board of Directors and
goals met. The Performance Goals shall be part of the annual business plans prior to the expiration of each calendar year for the next ensuing calendar year, except that the business plan and Performance Goals for 1999 shall be completed prior to March 31, 1999. In each business plan, each of the above criteria will be assigned specific percentage bonus (in relation to the Executive's Base Salary) and each percentage (or, such portion of each percentage if a specific criteria has not been fully met) shall be paid to Executive annually, but in no event beyond fifty (50) days from each calendar year end.


C. STOCK OPTION PLAN: Upon the Commencement Date, Employer shall grant and transfer to Executive options to purchase 30,000 shares of Common Stock of Employer at an exercise price of ten dollars ($10.00) per share. Unless sooner vested as a result of other terms of this or any other Agreement, twenty percent (20%) of these options shall vest on December 31, 1999 and twenty percent (20%) shall vest on December 31st of each of the successive four years. All


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

options shall be exercisable for a period of 10 years from the date of grant. The provisions of this paragraph shall not in any way limit the availability of additional options to Executive.

D. AUTO ALLOWANCE: Executive will be given $650.00 per month for the cost of his automobile operations and normal maintenance.

E.       CLUB MEMBERSHIP:  Golf membership at a country club to be determined.

F.       EXPENSE ACCOUNT:  Legitimate and customary business related expenses.

G.       VACATION: FOUR: Four weeks paid vacation.

H. HEALTH INSURANCE:* Family coverage comparable to or better than Executive's health insurance coverage while Executive employed at Nationsbank, N.A.

I. CONTINUING EDUCATION: Required continuing education shall be paid for by Employer. Payment for optional education for Executive shall be determined annually.

J. CHANGE IN CONTROL PAYMENTS: Two and one-half (2 1/2) times the then-applicable annual Base Salary.

K. LIFE INSURANCE:* Death benefit equal to two (2) times Executive's annual Base Salary.

L. DISABILITY INSURANCE: * Coverage comparable to or better than Executive's coverage while Executive employed at Nationsbank, N.A.

M.

* All insurance policies shall be issued by companies which are not insurance trusts (or their equivalent) and which are A rated or the equivalent of an A rating or better.


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